EX-21.1
                                  Subsidiaries


                                                 Jurisdiction of INCORPORATION           Percentage OWNED
                                               -----------------------------------     ----------------------

Datatec Industries, Inc.                                  New Jersey                           100%

HH Communications, Inc.                                    Illinois                            100%

Computer-Aided Software Integration, Inc.                  Delaware                            100%

Signatel, Ltd.                                              Canada                             100%

e-Deploy.com, Inc.                                         Delaware                            100%